EXHIBIT 10.2

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement ("Agreement") is made this 15th day of September 2009 (the "Effective Date"), by and between China PharmaHub Corp. ("PharmaHub"), a Nevada corporation with its principal offices at 1142 S. Diamond Bar Blvd., #812, Diamond Bar, CA 91765, and Beijing Collab Pharma Co., Ltd.   ("Beijing Collab"), a limited liability company incorporated under the laws of the People's Republic of China (the "PRC") with business registration number 110104004929692 and its registered address at Zhongguancun National Innovation Model Park, Daxing, Beijing, China and its headquarter located at No. 26 Jinyuan Road, Daxing Economic Development Zone, Beijing, China, referred to collectively below as the "Parties" and individually as a "Party"

RECITALS

WHEREAS, PharmaHub is engaged in the commercialization of promising China preclinical and clinical stage novel compounds into the global pharmaceutical markets by out-licensing the worldwide rights, excluding the People's Republic of China ("Worldwide Rights"); as well as bringing U.S., preclinical and clinical stage novel compounds into the China pharmaceutical market by in-licensing the China rights ("China Rights");

WHEREAS, Beijing Collab is a specialty research facility for medicinal development. The facility and operation are supervised by the Institute of Materia Medica, Chinese Academy of Medicinal Sciences, with purposes to search new pathways for technology and marketing integration; scale up laboratory work to industrial production; develop technological platforms with international guidelines for new drugs; offer services to domestic trades;

WHEREAS, the Parties intend to establish an exclusive business cooperation agreement for the development, marketing and commercialization of promising China preclinical and clinical stage novel compounds into the global pharmaceutical markets by out-licensing the Worldwide Rights ("China Out-Licensing Projects"); as well as bringing U.S. preclinical and clinical stage novel compounds into Chinese pharmaceutical markets by in-licensing the China Rights ("China In-Licensing Projects"); and

In consideration of the foregoing, the Parties set forth herein the principles that underlie such definitive agreement:

1.	TERMS OF EXCLUSIVE BUSINESS COOPERATION AGREEMENT

1.1 Duties Provided By PharmaHub.
(a)	PharmaHub will evaluate and identify promising U.S. preclinical and clinical stage novel compounds (the "U.S. Novel Compounds");
(b)
PharmaHub intends to in-license the China Rights with Beijing Collab from the patent owners of the U.S. Novel Compounds from sources including but not limited to U.S. biopharmaceutical academic and commercial organizations ("China In-Licensing Projects");

(c)
PharmaHub will evaluate promising preclinical and clinical stage novel compounds from China (the "China Novel Compounds") selected by Beijing Collab; joint efforts with Beijing Collab to out-license the Worldwide Rights to the global pharmaceutical markets; and

(d)	PharmaHub will collaborate with Beijing Collab to conduct all necessary works on the U.S. Novel Compounds in China, including but not limited to preclinical, clinical trial, etc.

1.2 Duties Provided By Beijing Collab.

(a)	Beijing Collab will evaluate and identify promising China preclinical and clinical stage novel compounds (the "China Novel Compounds");
(b)
Beijing Collab intends to out-license the Worldwide Rights, excluding China with PharmaHub from the patent owners of the Chinese Novel Compounds from sources including but not limited to Chinese biopharmaceutical academic and commercial organizations ("China Out-Licensing Projects"); and

(c)
Beijing Collab will evaluate promising preclinical and clinical stage novel compounds from the U.S. (the "U.S. Novel Compounds") selected by PharmaHub; joint efforts with PharmaHub to in-license the China Rights to the China pharmaceutical market; and

(d)	Beijing Collab will collaborate with PharmaHub to conduct all necessary works on the U.S. Novel Compounds in China, including but not limited to preclinical, clinical trial, etc.

1.3 Obligations of the Parties.

(a)	PharmaHub agrees to work exclusively with Beijing Collab, as its exclusive partner in China, on all China In-Licensing Projects as well as all China Out-Licensing Projects.
(b)	Beijing Collab agrees to work exclusively with PharmaHub, as its exclusive partner in the U.S., on all China In-Licensing Projects as well as all China Out-Licensing Projects.
(c)
The Parties shall schedule meetings on a regular basis to review the progress of this cooperative work being performed under this Agreement, including design validation reviews and certification reviews as well as sales and marketing planning.

(d)
The Parties agree to work jointly to define and develop a written work plan for selected China Out-Licensing Projects and China In-Licensing Projects ("Licensing Projects") of mutual interest on which they agree to collaborate. Each work plan will identify joint research programs and/or execution plans and provide for the exchange of pertinent information regarding developments in research and training opportunities.

(e)
The initial work plan will focus on potential joint training and research on in the commercialization of promising China preclinical and clinical stage novel compounds into the global pharmaceutical markets by out-licensing the Worldwide Rights, excluding China; as well as bringing western preclinical and clinical stage novel compounds into Chinese pharmaceutical markets by in-licensing the China rights.

1.4 Joint Marketing.

(a)
Joint Marketing. The parties agree to participate jointly in advertising, trade shows, sales calls to prospects and other similar promotional activities. The exact nature of the participation will be determined by mutual agreement of the parties on a case-by-case basis. Each party will use reasonable commercial efforts to provide business introductions of such party's significant customers and prospects to the sales and marketing teams of the other party.

(b)
Website Links; Website Presence. Each party will establish and maintain on its website a hypertext link to the other party's website. Each link will be indicated by a graphic/textual icon, the content, size and placement of each of which will be approved by both parties. Each party may reference the other party as a "Exclusive Strategic Partner" on their website, and may include factual (and non-confidential) content about the relationship of the parties; provided that such content shall not be posted, unless substantially the same as content previously approved for public disclosure, without the prior approval of the other party, which shall not be unreasonably withheld.

(c)
Trademark License. Each party hereby grants the other party a non-exclusive, nontransferable license to use the trademarks identified and attributed to such party in Exhibit A for the purpose of participating in the joint marketing efforts described in this Section. Each party will submit any use it proposes to make of the other party's trademarks for prior approval by such other party, and the trademark owner will approve or direct changes thereto within five days after submission, failure to respond within such five-day period being deemed the trademark owner's approval of such use.

(d)
Periodic Checkpoints on Strategy and Alignment. During the term of this Agreement, appropriate representatives of PharmaHub and Beijing Collab will meet in person or by telephone, as mutually agreed by the parties from time to time, at least four times per year to review strategic plans, marketing programs, partnership opportunities and other matters relevant to the success of the joint initiatives described herein.

1.5 Financial and In-Kind Resources.

(a)
Unless and until the parties mutually agree otherwise in writing, each party will be responsible for all costs, fees, and expenses it incurs in the implementation of this Agreement and/or in connection with specific Licensing Projects.

(b)	All activities undertaken pursuant to this Agreement and/or specific Licensing Projects are subject to the availability of personnel, resources, and appropriated funds of each party.

1.6 Revenue Sharing.

The Parties agree to equally split (50/50) on the gross revenue derived from both China In-Licensing Projects and China Out-Licensing Projects.

2.	REPRESENTATION AND WARRANTIES

2.1 PharmaHub hereby represents and warrants as follows:

(a)	PharmaHub is a company legally registered and validly existing in accordance with the laws of the State of Nevada.
(b)
PharmaHub's execution and performance of this Agreement is within the scope of its business operations; PharmaHub has taken all necessary corporate actions and given appropriate authorizations and has obtained all requisite consents and approvals from third parties and government agencies to execute and perform this Agreement, and such execution and performance will not violate any restrictions in law or otherwise binding or having an impact on PharmaHub.

(c)	This Agreement constitutes PharmaHub's legal, valid and binding obligations, enforceable in accordance with its terms.

2.2 Beijing Collab hereby represents and warrants as follows:

(a)
Beijing Collab is a company legally registered and validly existing in accordance with the laws of China and may engage in the new drug discovery business as approved by the relevant governmental authorities of China;

(b)
Beijing Collab's execution and performance of this Agreement is within the scope of its business operations; Beijing Collab has taken all necessary corporate actions and given appropriate authorizations and has obtained all requisite consents and approvals from third parties and government agencies to execute and perform this Agreement, and such execution and performance will not violate any restrictions in law or otherwise binding or having an impact on Beijing Collab.

(c)	This Agreement constitutes Beijing Collab's legal, valid and binding obligations, and shall be enforceable in accordance with its terms.

3.	TERM AND TERMINATION

3.1 This Agreement shall be effective as of its Effective Date and shall continue in full force and effect for a Five (5) year period ending on the fifth anniversary of the Effective Date unless earlier terminated pursuant to Sections 3.2 or 3.3 below.

3.2 hi the event a Party hereto substantially fails to comply with any of its obligations under this Agreement and does not remedy the failure of performance within ninety (90) days after it has been notified in writing thereof, the other Party may, by written notice, terminate this Agreement at the end of said period, without prejudice to any damages or legal redress to which it may be entitled.

3.3 Should either Party hereto become insolvent or be subjected to bankruptcy or winding up proceedings, the other Party may, by written notice, terminate this Agreement immediately if said proceedings have not been withdrawn within 90 days.

4.	CONFIDENTIALITY AND NONDISCLOSURE OF PROPRIETARY INFORMATION

4.1 Both Parties acknowledge and confirm that any oral or written materials communicated in connection with this Agreement are confidential documents. Both Parties shall keep the secrets of all such documents and not disclose any such documents to any third party without prior written consent from the other party unless it is under the following conditions: (a) such documents are known or shall be known by the public (excluding the receiving party discloses such documents to the public without authorization); (b) any document disclosed in accordance with applicable laws or rules or regulations of stock exchange; or (c) any documents required to be disclosed by any party to its legal counsel or financial consultant for the purpose of the transaction pursuant to this Agreement, and such legal counsel or financial consultant shall also comply with the confidentiality as stated hereof. Any disclosure by employees or agencies employed by each party shall be deemed as the disclosure of such party and such party shall assume the liabilities for its breach of contract in accordance with this Agreement. This Article shall survive whatever this Agreement is void, amended, cancelled, terminated or unable to perform.

4.2 During the performance of this Agreement, one Party (the "Disclosing Party") may exchange information which may be of a proprietary or confidential nature to the other Party (the "Receiving Party"), such as information concerning inventions, techniques, processes, devices, discoveries and improvements, or regarding administrative, marketing, financial or manufacturing activities ("Information"). All such Information, in any form, including without limitation, oral, written graphic, demonstrative, machine recognizable or sample form, shall be considered proprietary and confidential Information of the Disclosing Party shall be retained in confidence and shall not be disclosed or caused or permitted to be disclosed directly or indirectly to any third party without the prior written approval of the Disclosing Party, and shall not be used by the Receiving Party for any reason other than the performance of its duties under this Agreement. The Receiving Party further agrees that any material or data generated by the Receiving Party based in whole or in part on Information disclosed by the Disclosing Party, shall also be retained in confidence.

4.3 The obligation of the Receiving Party to retain Information in confidence shall not apply to:

(a)	Information which is now in or hereafter enters the public domain beyond the control of the Receiving Party and without its violation of this Agreement;
(b)
Information rightfully known to the Receiving Party prior to the time of disclosure by the Disclosing Party, or independently developed by the Receiving Party personnel without use of Information disclosed by the Disclosing Party; or

(c)	Information disclosed in good faith to the Receiving Party by a third party legally entitled to disclose the same; and
(d)
Information which the Receiving Party discloses under operation of law, rule or legal process; provided, however, that the burden shall be on the Receiving Party to prove the applicability of one or more of the foregoing exceptions by documentary evidence should the Disclosing Party question the applicability of such exceptions; as to exception (iv), the Receiving Party provides the Disclosing Party with prompt written notice of any request or legal proceeding through which the Receiving Party may be required to disclose such Information under operation of law, rule or legal process.

4.4 The Receiving Party agrees to transmit the Information and/or material or data generated by the Receiving Party based in whole or in part on such Information, only to those directors, officers, employees, agents or other representatives who need access to the Information and/or material or data generated by the Receiving Party based in whole or in part on such Information, for the purpose of performing its duties pursuant to this Agreement, and who are informed by the Receiving Party of the confidential nature of the Information and/or material or data generated by the Receiving Party based in whole or in part on such Information, and who agree to be bound by the terms of this Agreement.

4.5 The Receiving Party agrees that all Information disclosed to the Receiving Party hereunder by the Disclosing Party shall be and remains the property of the Disclosing Party. Any tangible form of Information including, but not limited to, documents, papers, computer diskettes and electronically transmitted Information shall be destroyed by the Receiving Party or returned, together with all copies thereof, to the Disclosing Party promptly upon the Disclosing Party's request. If such tangible form of Information is destroyed, a certification of such destruction executed by a duly authorized officer of the Receiving Party shall be delivered to the Disclosing Party.

4.6 The Receiving Party agrees not to use the Information provided by the Disclosing Party except as specifically provided in this Agreement.

4.7 The Receiving Party's obligations under this Agreement shall survive the termination of its business relationship, if any, with the Disclosing Party regardless of the manner of such termination, and shall be binding upon its successors and assigns. The obligation of the Receiving Party under this Section 4 of this Agreement shall remain in effect for three (3) years from the date of this Agreement or indefinitely for trade secret or source code information, unless sooner terminated by written notice given by the Disclosing Party to the Receiving Party.

4.8 The Receiving Party acknowledges that the information provided and all documentation thereto is commercially valuable, which reflect the effort of skilled development experts and the investment of considerable time and money. The Receiving Party accordingly agrees to protect the confidence of the Information and prevent its unauthorized dissemination and use, using the same degree of care that the Receiving Party uses to protect its own like information. The Receiving Party agrees that money damages would not be a sufficient remedy for any breach of this Agreement by the Receiving Party or any director, officer, employee, agent or other representative of the Receiving Party, and that in addition to any other rights or remedies which it may have, the Disclosing Party shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for such breach.

4.9 Unless otherwise precluded by the Disclosing Party, either Party shall be entitled to make copies of any documents containing Information under the terms and conditions of this Section 4.3.

5.	NOTICES

Any notice required or permitted to be given under this Agreement will be in writing and will be (i) personally delivered, (ii) transmitted by an overnight courier from recognized international reputation, (iii) transmitted by facsimile or (iv) transmitted by email to the other Party as follows, as elected by the Party giving such notice:

To: Address:	PharmaHub 1142 S. Diamond Bar Blvd., #812,	To: Address:	Beijing Collab No. 26 Jinyuan Road,
	Diamond Bar, CA 91765		Daxing Economic Development Zone,
Beijing, China
Phone:	909-895-0902	Phone:
Email:	Richard@chnpharmahub.com	Email:

6.	MISCELLANEOUS

6.1 Independent Contractor. The Parties agree that each party is an independent contractor to the other and will not be deemed an employee of the other party for any purpose whatsoever.

6.2 Arbitration and Fees. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, may be resolved by mutual agreement or, if not, shall be settled in accordance with the arbitration rules of the Hong Kong International Arbitration Centre, in Hong Kong, China. Any decision issued therefrom shall be binding upon the Parties and shall be enforceable as a judgment in any court of competent jurisdiction. The prevailing party in such arbitration or other proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for attorneys' fees in such arbitration or other proceeding which may be determined by the arbitrator or other officer in such proceeding. If collection is required for any payment not made when due, the creditor shall collect statutory interest and the cost of collection, including attorney's fees whether or not court action is required for enforcement.

6.3 Successors and Assigns. No Party to this Agreement will convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party. .

6.4 Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any Jurisdiction, the validity of the remaining parts or provisions shall not be affected by this holding. Such unenforceable part or provision shall then be replaced upon mutual written consent between the Parties hereto, by other enforceable part or provision which, in its effect, corresponds or comes closest to the effect of such unenforceable part or provision.

6.5 Entire Agreement. This Agreement contains the entire agreement between the Parties and correctly sets forth the rights and duties of each of the Parties to each other as of this date. This Agreement may not be modified, altered or changed in any manner whatsoever, except by a written agreement signed by both of the Parties hereto.

6.6 Force Majeure. Neither party hereto will be deemed in default of its obligations under this Agreement if its performance of such obligations are delayed or become impossible or impractical by reason of any act of God, war, fire, earthquake, labor dispute, sickness, accident, civil commotion, epidemic, act of government or government agency or officers, generalized technical breakdowns of the Internet or related telecommunications networks, or any other cause beyond such party's control.

6.7 Headings. The headings of the Sections of this Agreement are inserted for convenience of reference only and do not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

6.8 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

6.9 Language. This Agreement is executed in English and Chinese with the same legal effect.

IN WITNESS WHEREOF,   Parties have executed this Agreement, the date first above written.

/s/ Richard Lu	/s/ Ke Wang

China PharmaHub Corp.	Beijing Collab Pharma Co., Ltd.

Title: CEO	Title: General Manager

Print Name: RICHARD LU	Print Name: KE WANG

Date: 9-15-2009	Date: 2009.09.15

EXHIBIT A

Licensed and Planned Trademarks

Licensed and Planned Trademarks of PharmaHub related to this Agreement:

China PharmaHub Corp
PharmaHub Network
PharmaHub Decision Manager
PharmaHub Model Manager
PharmaHub Strategy Manager

Licensed and Planned Trademarks of Beijing Collab related to this Agreement